UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
FORM 8-K
_____________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2019
Richmond Mutual Bancorporation, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-38956	36-4926041
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

31 North 9th Street, Richmond, Indiana	47374
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 962-2581

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	RMBI	The NASDAQ Stock Market LLC

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company [x]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Items to be Included in this Report

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 21, 2019, the Board of Directors (the “Board”) of Richmond Mutual Bancorporation, Inc. (the “Company”) approved an increase in the size of the Board from seven to eight directors and appointed Harold T. Hanley III to fill the vacancy created by such increase.  This appointment will be effective as of September 1, 2019.  Mr. Hanley will serve in the class of directors whose terms expire in 2022.  Mr. Hanley has not been appointed to any Board committees of the Company as of the date of this filing.  Mr. Hanley will also join the board of directors of First Bank Richmond (the “Bank”), the Company’s wholly owned banking subsidiary, subject to receipt of any required regulatory approvals.

Mr. Hanley, until his retirement in August 2019, was a Managing Director of  Keefe, Bruyette & Woods, Inc., a Stifel Company (”KBW”).  He joined KBW in January of 1995 after 14 years as Chief Financial Officer of two financial institutions located in the Midwest.  Prior to entering the financial services industry, Mr. Hanley was with KPMG (Peat Marwick & Co.) for several years. During his career with KBW,  Mr. Hanley led many financial institutions in their mutual conversions and stock offerings.   He has also managed both the buy and sell sides of many merger and acquisition transactions of financial institutions, provided financial consulting services to clients in conjunction with their capital management strategies, and provided advice to assist in reaching their financial objectives.  Over the years Hanley has been a regular speaker at various Banking Conferences. Hanley earned his Bachelor of Business Administration degree from The University of Toledo in 1975 and obtained his CPA license in 1976.

There was no arrangement or understanding pursuant to which Mr. Hanley was selected as a director of the Company.  There are no family relationships between any of the Company’s directors or officers and Mr. Hanley.

The Company paid KBW fees totaling approximately $1.3 million for its role as financial advisor and records agent in connection with the Bank’s reorganization from the mutual holding company structure to the stock holding company form of organization and the Company’s related stock offering in which the Company raised gross proceeds of approximately $130.3 million.  The reorganization and stock offering were completed on July 1, 2019.  As stated above, Mr. Hanley, prior to his retirement from KBW in August 2019, was a Managing Director of KBW and was responsible for overseeing the Company’s reorganization and stock offering.  As a Managing Director of KBW, Mr. Hanley’s compensation for 2019 consisted of his base compensation plus a bonus to be paid in March of 2020 related to both Mr. Hanley’s performance and the firm’s overall performance during the prior year.  Base compensation and bonuses are determined by KBW’s senior management committee  (of which Mr. Hanley was not a member), are subjective and are not based on any pre-determined formula.  Except as set forth above, there are no related party transactions of the kind described in Item 404(a) of Regulation S-K in which Mr. Hanley was a participant or in which Mr. Hanley has any direct or indirect material interest.

Mr. Hanley is eligible to receive compensation for his service in accordance with the Company’s standard compensation arrangements for non-employee directors as described under the heading “Management - Director Compensation” in the Company’s prospectus dated May 6, 2019, filed with the Securities and Exchange Commission pursuant to Rule 424(b)(3) on May 16, 2019.

On August 21, 2019, the Company issued a press release announcing the appointment of Mr. Hanley as a member of the Board.  A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference in its entirety.

Item 9.01            Financial Statements and Exhibits

(d) Exhibit

99.1 Press release dated August 21, 2019, announcing appointment of new director

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

RICHMOND MUTUAL BANCORPORATION, INC.

Date: August 21, 2019	By:	/s/Donald A. Benziger
Donald A. Benziger
Executive Vice President and CFO

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